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                                                               EXHIBIT (a)(1)(D)

                         NOTICE OF WITHDRAWAL OF TENDER

         If you previously elected to accept Superior Consultant Holdings Corporation's offer to exchange your options, but you would like to change your decision and withdraw your tender, you must sign this Notice of Withdrawal and return it to us on or before 5:00 p.m., Eastern Standard Time, July 5, 2001, unless the offer is extended. If you have questions, please contact Ed Dodge at
(248) 386-8300.

To Superior Consultant Holdings Corporation:


         I previously received a copy of the Offer to Exchange (dated May 23, 2001) and the Letter of Transmittal. I electronically signed the Letter of Transmittal, in which I chose to accept Superior Consultant Holdings Corporation's offer to exchange my options. I now wish to withdraw my tender. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer. I understand that I can re-tender my options only by electronically signing and returning a new Letter of Transmittal.


         I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal via facsimile at (248) 226-8430 to the attention of Ed Dodge on or before 5:00 p.m., Eastern Standard Time, July 5, 2001, or if Superior Consultant Holdings Corporation extends the deadline to exchange options, before the extended expiration of the offer.

         By withdrawing my tendered options, I understand that I will not receive any new options and I will keep my existing options (with the same exercise price, vesting schedule and term as before). These options will continue to be governed by the Long-Term Incentive Plan and existing option grant documents between Superior Consultant Holdings Corporation and me.

         I am withdrawing the options set forth below.

         Date of Grant              Number of Stock            Exercise Price
                                    Options Granted

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

         I do not accept the offer to exchange options and withdraw my previously submitted Letter of Transmittal.

[X] ___________________________________________________________________
                                          Signature

Date: ____________, 2001


Name: ________________________________________________________________
                                          (Please Print)